Exhibit 99.1

FOR IMMEDIATE RELEASE: May 21, 2008	NEWS OTCBB: ELDO
Eldorado Artesian Springs Updates Investors on Rollout of Organic Vitamin Charged Spring Water
Shipments Growing Steadily as Company Adds New Retailers and Distributors
Company Adds Two New Flavors, Growing the Full Line to Six Flavors
Louisville, Colorado, May 21, 2008 — Eldorado Artesian Springs, Inc. (OTCBB: ELDO) today announced increasing shipments of its recently introduced Organic Vitamin Charged Spring Water as major new retail chains come onboard and consumers validate the superior taste and unique organic component of the product as compared with competing vitamin enhanced waters.
The new Organic Vitamin Charged Spring Water, which was recently the subject of a feature story on CNBC’s PowerLunch program (a replay of the video is available at http://www.eldoradosprings.com), is now available throughout Colorado and in portions of surrounding states at a variety of grocery stores, including Albertson’s, Vitamin Cottage, K&G (Jenny’s Markets), and one of the nation’s premier health food supermarkets. Additionally, the product is distributed to more than 2,000 other retail outlets, convenience stores and on-premise locations by distributors UNFI and US Food Service.
The Company also announced it has expanded the new line to six flavors with the recent addition of Peach/Mango and DragonFruit to the original lineup that included Black Raspberry, Pink Passion Guava, Sicilian Orange and Strawberry/Blueberry. The new flavors — and soon the original four flavors — have been reformulated to use only 16 grams of organic cane sugar per serving, which is high enough to preserve the drink’s great flavor but low enough to qualify for sale to students under stringent new nutrition guidelines adopted by school districts such as the Boulder Valley School District. The organic cane sugar, in addition to the natural spring water, gives the product a differential competitive advantage in the fastest growing segment of the bottled water business.
“We are very pleased with initial market acceptance of our new Eldorado Organic Vitamin Charged Spring Water, including the growing number of small and large retailers and distributors who have embraced the product as well as individual consumers who recognize the superior characteristics and taste,” said Kate Janssen, VP Sales for Eldorado. “The key to gaining market share is to educate consumers on the taste benefits of spring water and the health benefits of organic sweetener as opposed to high fructose alternatives. We have seen dramatic spikes in sales in retail locations where we have conducted sampling programs and will continue to focus on consumer communication and sampling as we ramp up sales.”

Doug Larson, CEO, added, “During the first quarter ended March 31, 2008, we graduated our production to a larger contract bottler capable of managing growing order flow for our Organic Vitamin Charged Spring Water,” said Larson. “We are now entering phase two of our market development program, which includes evaluating prospects for bringing all bottling operations in-house for logistical and economic reasons. Such a move would involve a substantial investment, which we believe would be offset by a sharp reduction in production costs of up to 40% or more per case, resulting in dramatically improved margins and increased marketing flexibility.”
About Eldorado Artesian Springs, Inc.
Eldorado Artesian Springs, Inc. is a leading bottler, marketer, and distributor of natural spring water beverages in the Rocky Mountains. The Company’s growing product portfolio includes the nation’s only Organic Vitamin Charged Spring Water, which was recently introduced in six flavors and has generated strong market acceptance. The Company also markets five-gallon and three-gallon bottles of water directly to homes and businesses, national retail grocery chains, and regional distributors. Additionally, the Company markets its water in smaller, more convenient size packaging to retail food stores. The source of the natural spring water is located on property owned by the Company in Eldorado Springs, Colorado. More information about the Company can be found at http://www.eldoradosprings.com.
Safe Harbor Statement
Some portions of this press release, particularly those describing Eldorado’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Eldorado is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Eldorado, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Eldorado that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-QSB, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Eldorado undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
Contacts:
Doug Larson
Chief Executive Officer
Eldorado Artesian Springs, Inc.
303-499-1316
doug@eldoradosprings.com
Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044
jay@pfeifferhigh.com